UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CELGENE CORPORATION

(Name of Registrant as Specified In Its Charter)

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CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

May 10, 2005

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Celgene Corporation. The Annual Meeting will be held on June 15, 2005, beginning at 1:00 p.m., local time, at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901. The formal Notice of Annual Meeting is set forth in the enclosed material.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on our business operations.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

We appreciate your investment in Celgene and urge you to return your proxy card as soon as possible.

Sincerely,

John W. Jackson
Chairman of the Board and
Chief Executive Officer

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of CELGENE CORPORATION will be held at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901 on June 15, 2005, beginning at 1:00 p.m., local time, for the following purposes:

1.	to elect ten directors;

2.	to amend the 1998 Stock Incentive Plan to increase the number of shares that may be subject to awards granted thereunder from 25,000,000 to 31,000,000 and to decrease the number of shares that may be used for awards of restricted stock or performance-based awards denominated in shares of common stock from 1,700,000 to 750,000;

3.	to amend the 1995 Non-Employee Directors’ Incentive Plan to increase the number of shares that may be subject to options granted thereunder from 3,600,000 to 3,850,000, and to extend the period under which options may be granted until June 30, 2015;

4.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

5.	to transact any such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 28, 2005 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

A proxy and return envelope are enclosed for your convenience.

By order of the Board of Directors

John W. Jackson
Chairman of the Board and
Chief Executive Officer

May 10, 2005

YOUR VOTE IS IMPORTANT

Please mark, sign and date the enclosed
proxy card and return it promptly
in the enclosed self-addressed, stamped envelope.

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of Celgene Corporation, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at our annual meeting of stockholders (referred to as the Annual Meeting) to be held on June 15, 2005, and at any adjournment or postponement thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about May 10, 2005.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 28, 2005, the record date for the Annual Meeting, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date we had outstanding 166,827,800 shares of common stock, par value $.01 per share (the “Common Stock”), which are our only securities entitled to vote at the Annual Meeting, each share being entitled to one vote.

Revocability of Proxies

Stockholders who execute proxies may revoke them by giving written notice to our Chief Executive Officer at any time before such proxies are voted. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Annual Meeting at any time prior to the voting of the proxy at the Annual Meeting.

Other Matters

The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting, other than the election of directors, the amendment of the 1998 Stock Incentive Plan, the amendment of the 1995 Non-Employee Directors’ Incentive Plan (referred to as the Directors’ Incentive Plan) and the ratification of the appointment of our independent registered public accounting firm for the current fiscal year. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Automatic Data Processing, or ADP, a proxy solicitation organization, to assist in the solicitation of proxies. ADP’s fee is estimated to be $32,000, plus reasonable out-of-pocket expenses.

Voting Procedures; Abstentions

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by our Board of Directors intend to vote FOR the nominees for election as our directors listed herein, FOR the amendment to our 1998 Stock Incentive Plan, FOR the amendment to our Directors’ Incentive Plan and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof. Abstentions will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Abstentions will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy, but abstentions will, in effect, be votes against the approval of the proposed amendment to the 1998 Stock Incentive Plan, against the approval of the proposed amendment to the Directors’ Incentive Plan and against the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, as these items require the affirmative vote of a majority of the shares of Common Stock present and eligible to vote on such matters.

All shares of Common Stock as set forth in this Proxy Statement have been adjusted to reflect the three for one split we declared and paid on April 14, 2000, or the 2000 Split, and the two for one split we declared and paid on October 22, 2004, or the 2004 Split. The 2000 Split and the 2004 Split are collectively referred to as the Splits.

MATTERS TO COME BEFORE THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, ten directors, who have been nominated by the Nominating and Governance Committee, are to be elected, each to hold office (subject to our Bylaws) until the next annual meeting and until his or her successor has been elected and qualified. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. Directors will be elected by an affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy. There are no family relationships between any of our directors and executive officers. The information concerning the nominees and their security holdings has been furnished by them to us.

Name	Age	Position
John W. Jackson	60	Chairman of the Board and Chief Executive Officer
Sol J. Barer, Ph.D.	58	President, Chief Operating Officer and Director
Robert J. Hugin	50	Chief Financial Officer, Senior Vice President and Director
Jack L. Bowman	72	Director
Frank T. Cary	84	Director
Michael D. Casey	59	Director
Arthur Hull Hayes, Jr., M.D.	71	Director
Gilla Kaplan, Ph.D.	58	Director
Richard C.E. Morgan	60	Director
Walter L. Robb, Ph.D.	77	Director

John W. Jackson has been our Chairman of the Board and Chief Executive Officer since January 1996 and is a member of the Executive Committee of our Board of Directors. From February 1991 to January 1996, Mr. Jackson was President of Gemini Medical, a consulting firm that he founded which focused on medical device company strategy and investment advice. Previously, Mr. Jackson had been President of the worldwide Medical Device Division of American Cyanamid from February 1986 to January 1991, and served in various international positions, including Vice President — International for American Cyanamid from 1978 to 1986. Mr. Jackson served in several human healthcare marketing positions at Merck & Company, a major pharmaceutical company, from 1971 to 1978. He serves on the Pharmaceutical Research and Manufacturers of America (PhRMA) Board of Directors, the Yale Development Board, and the U.S. INSEAD Council. Mr. Jackson received a B.A. degree from Yale University and an M.B.A. from INSEAD, France.

Sol J. Barer, Ph.D. has been our President since October 1993 and our Chief Operating Officer and one of our directors since March 1994 and is a member of the Executive Committee of our Board of Directors. Dr. Barer was Senior Vice President — Science and Technology and Vice President/General Manager — Chiral Products from October 1990 to October 1993 and our Vice President — Technology from September 1987 to October 1990. Dr. Barer received a Ph.D. in organic and physical chemistry from Rutgers University. Dr. Barer is also a director of Nobex, Inc. and Semorex, Inc. and serves on the New Jersey Commission of Science and Technology.

Robert J. Hugin has been our Senior Vice President and Chief Financial Officer since June 1999 and was elected by the Board of Directors to serve as one of our directors in December 2001. Previously, Mr. Hugin had been a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Mr. Hugin received an A.B. degree from Princeton University and an M.B.A. from the University of Virginia. Mr. Hugin is also a director of The Medicines Company.

Jack L. Bowman has been one of our directors since April 1998, and is the Chairman of the Nominating and Governance Committee of our Board of Directors and a member of the Management Compensation and Development Committee. Mr. Bowman served as Company Group Chairman of Johnson & Johnson from 1987 to 1994. From 1983 to 1987, Mr. Bowman served as Executive Vice President of American Cyanamid. Mr. Bowman is also a director of Targeted Genetics and AVI BioPharma, Inc.

Frank T. Cary has been Chairman of the Executive Committee of our Board of Directors since July 1990 and one of our directors since 1987, and is a member of the Nominating and Governance Committee of our Board of Directors and a member of the Management Compensation and Development Committee. From 1973 to 1981, Mr. Cary was Chairman of the Board and Chief Executive Officer of International Business Machines Corporation. Mr. Cary also is a director of Cygnus Therapeutic Systems Inc., ICOS Corporation, Lincare Inc., Lexmark International Inc. and Vion Pharmaceuticals Inc.

Michael D. Casey has served as one of our directors since August 2002 and is a member of the Nominating and Governance Committee and the Audit Committee of our Board of Directors. From October 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to December 1996, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. In December 1996, he was appointed President of the retail and specialty products division of Schein. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is also a director of Bone Care International, Inc., Allos Therapeutics, Inc., Cholestech Corporation, OrthoLogic Corp. and Durect Corp.

Arthur Hull Hayes, Jr., M.D., one of our directors since 1995 and a member of the Audit Committee of our Board of Directors, has been President and Chief Operating Officer of MediScience Associates, a consulting organization that works with pharmaceutical firms, biomedical companies and foreign governments, since July 1991, and clinical professor of medicine and pharmacology at the Pennsylvania State University College of Medicine, from 1981 to 2004. From 1986 to 1990, Dr. Hayes was President and Chief Executive Officer of E.M. Pharmaceuticals, a unit of E. Merck AG, and from 1981 to 1983 was Commissioner of the U.S. Food and Drug Administration. Dr. Hayes also is a director of Myriad Genetics, Inc. and Tapestry Inc.

Gilla Kaplan, Ph.D., one of our directors since April 1998 and a member of the Audit Committee of our Board of Directors, is head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public Health Research Institute at the International Center for Public Health in Newark, New Jersey, where she was appointed full Member in 2002. Dr. Kaplan has also been appointed Professor of Medicine and Professor of Microbiology and Molecular Genetics at University of Medicine and Dentistry of New Jersey. Previously, Dr. Kaplan was an immunologist in the Laboratory at Cellular Physiology and Immunology at The Rockefeller University in New York where she was an Associate Professor.

Richard C.E. Morgan has been one of our directors since 1987, and is Chairman of the Management Compensation and Development Committee and a member of the Executive Committee of our Board of Directors. Mr. Morgan is the Chairman and Chief Executive Officer of Amphion Capital Partners LLC and a Managing Partner of Amphion Capital Management LLC. Mr. Morgan serves on the Board of Directors of Axcess Inc. and Orbis International, Inc. and several other private companies.

Walter L. Robb, Ph.D., one of our directors since 1992 and the Chairman of the Audit Committee of our Board of Directors, has been a private consultant and President of Vantage Management Inc., a consulting and investor services company, since January 1993. Dr. Robb was Senior Vice President for Corporate Research and Development of General Electric Company, and a member of its Corporate Executive Council from 1986 to December 1992. Dr. Robb is Chairman of the Board of Directors of Capital District Sports. He is also a director of Mechanical Technology, Inc. and several private companies.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of the Common Stock as of March 31, 2005 by (i) each director, (ii) each of the named executive officers, (iii) all of our directors and named executive officers as a group and (iv) all persons known by the Board of Directors to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Shares of Common Stock subject to warrants and/or options that are currently exercisable or exercisable within 60 days of March 31, 2005 are deemed outstanding for computing the ownership percentage of the stockholder holding such warrants and/or options, but are not deemed outstanding for computing the ownership percentage of any other stockholder. Unless otherwise noted, the address of each stockholder is Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Percent of Class
John W. Jackson.	4,524,326	(1)(2)(3)	2.7%
Sol J. Barer, Ph.D.	2,663,222	(1)(2)(4)	1.6%
Robert J. Hugin	1,831,841	(1)(2)(5)	1.1%
Jack L. Bowman.	228,700	(1)	*
Frank T. Cary	929,180	(1)(6)	*
Michael D. Casey	80,500	(1)	*
Arthur Hull Hayes, Jr., M.D.	282,500	(1)	*
Gilla Kaplan, Ph.D.	214,498	(1)	*
Richard C.E. Morgan	227,424	(1)	*

Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Percent of Class
Walter L. Robb, Ph.D.	465,500	(1)	*
All our directors and current executive officers as a group (ten persons)	11,447,691	(7)	6.6%
FMR Corp. (“FMR”) 82 Devonshire Street Boston, MA 02109	24,725,314	(8)	14.8%
Janus Capital Management LLC (“Janus Capital”) 151 Detroit Street Denver, CO 80206	18,075,170	(9)	10.85%

*	Less than one percent (1%).

(1)	Includes shares of Common Stock that the directors and executive officers have the right to acquire through the exercise of warrants and/or options within 60 days of March 31, 2005 as follows: John W. Jackson — 2,909,598; Sol J. Barer — 2,208,820; Robert J. Hugin — 1,543,200; Jack Bowman — 222,700; Frank T. Cary — 7,500; Michael D. Casey — 72,500; Arthur Hull Hayes, Jr. — 282,500; Gilla Kaplan — 214,498; Richard C.E. Morgan — 92,500; and Walter L. Robb — 372,500. Does not include shares of Common Stock that the directors and executive officers have the right to acquire through the exercise of options not exercisable within 60 days of March 31, 2005, as follows: John W. Jackson — 0; Sol J. Barer — 0; Robert J. Hugin — 0; Jack L. Bowman — 22,500; Frank T. Cary — 22,500; Michael D. Casey — 42,500; Arthur Hull Hayes, Jr. — 22,500; Gilla Kaplan — 22,500; Richard C.E. Morgan — 22,500; and Walter L. Robb — 22,500.

(2)	Includes shares of Common Stock reflecting matching contributions under our 401(k) Plan in which the executive officers will vest within 60 days of April 7, 2004.

(3)	Includes with respect to Mr. Jackson 400,000 shares owned by Mr. Jackson’s spouse, as to which shares Mr. Jackson disclaims beneficial ownership, and 125,000 shares owned by a foundation in which Mr. Jackson is a trustee.

(4)	Includes with respect to Dr. Barer 250,000 shares owned by his spouse, as to which shares Dr. Barer disclaims beneficial ownership.

(5)	Includes with respect to Mr. Hugin 47,400 shares owned by a family foundation in which Mr. Hugin is a trustee and 2,400 shares owned by Mr. Hugin’s children.

(6)	Includes with respect to Mr. Cary 150,000 shares owned by a trust in which Mr. Cary is one of the trustees, 75,988 shares owned by a family limited liability company of which Mr. Cary is a member and 328,000 shares held in GRATS held by Mr. Cary and his spouse.

(7)	Includes or excludes, as the case may be, shares of Common Stock as indicated in the preceding footnotes and shares of Common Stock subject to warrants and/or options that are currently exercisable or exercisable within 60 days of March 31, 2005.

(8)	Information regarding FMR was obtained from a Schedule 13G/A, filed by FMR with the Securities and Exchange Commission on February 14, 2005. Such Schedule 13G/A states that, through three wholly owned subsidiaries (Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc.), FMR beneficially owns 24,725,314 shares of Common Stock, and has sole dispositive power over all 24,725,314 shares and sole voting power over 152,120 of such shares.

(9)	Information regarding Janus Capital was obtained from a Schedule 13G, filed by Janus Capital with the Securities and Exchange Commission on January 10, 2005. Janus Capital has sole voting and dispositive power over 18,032,030 shares of Common Stock and shared voting and dispositive power over 43,140 shares of Common Stock with its indirect subsidiary Enhanced Investment Technologies LLC (“Intech”). Janus Capital and its subsidiaries Bay Isle Financial LLC and Intech serve as investment advisors to various investment company clients. No one client accounts for more than 5% of the total outstanding Common Stock.

Director Compensation

All members of the Board of Directors who are not our employees, or the Non-Employee Directors, receive an annual fee of $10,000 a year and an additional $10,000 a year upon attendance of 75% of the total number of meetings of the Board of Directors. In addition, all Non-Employee Directors receive $2,000 for each Board Meeting attended in person (and are reimbursed for their expenses for each meeting attended) and $500 for each telephonic Board Meeting attended, and are eligible to receive stock options pursuant to the Directors’ Incentive Plan. Each Non-Employee Director serving on a committee of the Board of Directors receives $500 for each committee meeting attended in person or by telephone. In addition, each of the Chairmen of the Management Compensation and Development Committee, the Executive Committee and the Nominating and Governance Committee receives $2,500 in annual cash compensation, and the Chairman of the Audit Committee receives $5,000 in annual cash compensation.

The Directors’ Incentive Plan was adopted by the Board of Directors on April 5, 1995, and approved by our stockholders at the 1995 annual meeting of stockholders. At our annual meeting held in 1997, the Directors’ Incentive Plan was amended to increase the number of shares of our Common Stock that may be issued upon exercise of options granted thereunder from 1,500,000 shares to 2,100,000 shares, as adjusted for the Splits. At our annual meeting held in 1999, the Directors’ Incentive Plan was amended to increase the number of shares of our Common Stock that may be issued upon exercise of options granted thereunder from 2,100,000 shares to 3,600,000 shares, as adjusted for the Splits. The Directors’ Incentive Plan currently provides for the granting to Non-Employee Directors of non-qualified options to purchase an aggregate of not more than 3,600,000 shares (subject to adjustment to reflect changes in capitalization) of Common Stock. If Proposal Three is approved by stockholders, an aggregate of 3,850,000 shares of Common Stock will be available under the Directors’ Incentive Plan.

Under the Directors’ Incentive Plan, each new Non-Employee Director upon the date of his or her election or appointment will be granted a non-qualified option to purchase 20,000 shares of Common Stock. These initial options vest in four equal annual installments commencing on the first anniversary of the date of grant, assuming the Non-Employee Director remains a director of our company.

Each Non-Employee Director currently also receives non-qualified options to purchase 3,750 shares of Common Stock per quarter (15,000 shares annually). These options vest in full on the first anniversary of the date of the grant, assuming the Non-Employer Director is a director of our company on that date.

The Directors’ Incentive Plan also provides for a discretionary grant upon the date of each annual meeting of an additional option to purchase up to 5,000 shares to a Non-Employee Director who serves as a member (but not a Chairman) of a committee of the Board of Directors and up to 10,000 shares to a non-employee director who serves as the Chairman of a committee of the Board of Directors.

All options granted pursuant to the Directors’ Incentive Plan will expire no later than 10 years from the date of grant and, under the current terms of the Directors’ Incentive Plan, no options may be granted after April 5, 2005. If Proposal Three is approved, such period shall be extended until June 30, 2015. If a Non-Employee Director terminates his or her service on the Board of Directors for any reason, options that were exercisable on the date of termination and that have not expired may be exercised at any time until the date of expiration of such options. In addition, if there is a change of control and within two years after such change of control a director ceases to be a Non-Employee Director for any reason, or is not nominated for election by our stockholders, all unvested portions of a stock option will automatically vest.

In 2004, pursuant to the Directors’ Incentive Plan, each of Messrs. Bowman, Cary, Casey and Morgan and Drs. Hayes, Kaplan and Robb received options to purchase a total of 15,000 shares of Common Stock. Such options were granted in the amount of 3,750 for each individual on each of March 15, 2004, June 15, 2004, September 15, 2004 and December 15, 2004, respectively, at exercise prices, as adjusted for the 2004 Split, of $21.94, $27.35, $28.99 and $28.37 per share, respectively, the fair market value of the stock on the dates of the grants.

Board Independence

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with our company, directly or as an officer, stockholder or partner of an organization that has such a relationship. The Board of Directors observes all criteria for independence established by the National Association of Securities Dealers, Inc. (“NASD”). In its annual review of director independence, the Board of Directors has determined that all of our Non-Employee Directors, and a majority of all of the directors, of our company may be classified as “independent” within the meaning of Rule 4200 of the NASD Marketplace Rules.

Board Meetings; Committees and Membership

The Board of Directors held six meetings during 2004. During 2004, each of the directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served. Our policy is to encourage our Board members to attend the Annual Meeting of stockholders, and a majority of our directors attended the 2004 Annual Meeting of stockholders.

We maintain the following committees of the Board of Directors: the Executive Committee, the Management Compensation and Development Committee (referred to as the Compensation Committee), the Nominating and Governance Committee (referred to as the Nominating Committee) and the Audit Committee. Except for the Executive Committee, each of the committees are comprised entirely of directors who may be classified as “independent” within the meaning of Rule 4200 of the NASD Marketplace Rules. Other than the Executive Committee, each of the committees acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.celgene.com under the “Investor Relations” link in the “Corporate Governance” section. A copy of the Nominating Committee Charter has been filed as Appendix B to our proxy statement for our 2004 annual meeting filed on April 29, 2004.

The Executive Committee

The Executive Committee’s current members are Frank T. Cary, Chairman; Sol J. Barer, John W. Jackson and Richard C.E. Morgan. The Executive Committee held one meeting in 2004. The Executive Committee has and may exercise all of the powers and authority of our full Board of Directors, subject to certain exceptions.

The Compensation Committee

The Compensation Committee’s current members are Richard C.E. Morgan, Chairman; Frank T. Cary and Jack L. Bowman. The Compensation Committee annually reviews the total compensation package for all executive officers, including the Chief Executive Officer; considers modification of existing compensation and benefit programs and the adoption of new plans; administers the plans and reviews the compensation of non-employee members of the Board of Directors. The Compensation Committee has (i) the full power and authority to interpret the provisions and supervise the administration of our 1986 Stock Option Plan, the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, the Signal Pharmaceuticals, Inc. 2000 Equity Incentive Plan, the 1992 Long-Term Incentive Plan and the 1998 Stock Incentive Plan, (ii) the full power and authority to administer and interpret our non-qualified deferred compensation plans and (iii) the authority to review all matters relating to our personnel. The Compensation Committee met five times during 2004.

The Nominating Committee

The Nominating Committee’s current members are Jack L. Bowman, Chairman; Frank T. Cary and Michael D. Casey. The Nominating Committee held its first meeting in 2004. The Nominating Committee determines the criteria for nominating new directors, recommends to the Board of Directors candidates for nomination to the Board of Directors and oversees the evaluation of the Board of Directors. The Nominating Committee’s process to identify and evaluate candidates for nomination to the Board of Directors includes consideration of candidates for nomination to the Board of Directors recommended by stockholders. Such stockholder recommendations must be delivered to our Corporate Secretary, together with the information required to be filed in a Proxy Statement with the Securities and Exchange Commission regarding director nominees, and each such nominee must consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals as set forth in our Bylaws and under the section of this Proxy Statement entitled “Stockholder Nominations.” In considering and evaluating such stockholder proposals that have been properly submitted, the Nominating Committee will apply substantially the same criteria that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee as described below. To date, we have not received any recommendations from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Nominating Committee’s slate of nominees in our proxy statement.

In addition, certain identification and disclosure rules apply to director candidate proposals submitted to the Nominating Committee by any single stockholder or group of stockholders that has beneficially owned more than five percent of the Common Stock for at least one year, or a Qualified Stockholder Proposal. If the Nominating Committee receives a Qualified Stockholder Proposal that satisfies the necessary notice, information and consent provisions referenced above, the Proxy Statement will identify the candidate and the stockholder (or stockholder group) that recommended the candidate and disclose whether the Nominating Committee chose to nominate the candidate. However, no such identification or disclosure will be made without the written consent of both the stockholder (or stockholder group) and the candidate to be so identified. The procedures described in this paragraph are meant to establish additional requirements and are not meant to replace or limit stockholders’ general nomination rights in any way.

In evaluating director nominees, the Nominating Committee currently considers the following factors:

•	our needs with respect to the particular talents and experience of our directors;

•	the knowledge, skills and experience of nominees, including experience in business or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with our business and businesses similar or analogous to ours;

•	experience with accounting rules and practices and corporate governance principles; and

•	such other factors as the Nominating Committee deems are in our best interests and the best interests of our stockholders.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals who meet the criteria. The Nominating Committee may also utilize the services of an outside search firm to assist it in finding appropriate nominees for the Board of Directors.

The Audit Committee

The Audit Committee’s current members are Walter L. Robb, Chairman; Gilla Kaplan; Arthur Hull Hayes, Jr. and Michael D. Casey. The Audit Committee held eight meetings in 2004. Each of Dr. Robb and Mr. Casey is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and, as such, both Mr. Casey and Dr. Robb satisfy the requirements of Rule 4350 of the NASD. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee pre-approves, subject to stockholder ratification, the selection of our independent registered public accounting firm. The Audit Committee also reviews our consolidated financial statements and the adequacy of our internal controls. The Audit Committee meets at least quarterly with our management and our independent registered public accounting firm to review and discuss the results of audits or reviews of our consolidated financial statements, the evaluation of our internal audit controls, the overall quality of our financial reporting and our critical accounting policies and to approve any related-party transactions. The Audit Committee meets separately, at least quarterly, with the independent registered public accounting firm and our Chief Executive Officer. In addition, the Audit Committee oversees our existing procedures for the receipt, retention and handling of complaints.

Code of Ethics

We have adopted a Code of Ethics that applies to our chief executive officer, senior financial officer and other financial professionals. This Code of Ethics is posted on our website, http://www.celgene.com (under the “Investor Relations” link in the “Corporate Governance” section). We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics by posting such information on our website. We undertake to provide to any person a copy of this Code of Ethics upon request to our Corporate Secretary at our principal executive offices.

Stockholder Nominations

Our Bylaws provide that nominations for the election of directors may be made at the Annual Meeting: (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder who (i) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) complies with the notice procedures set forth below.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary.

To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice: (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in his or her notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and serving as a director if elected.

Stockholder Communications

Our Board of Directors has determined that, in order to facilitate communications with the Board of Directors, or any individual members or any Committees of the Board of Directors, stockholders should direct all communication in writing to our Corporate Secretary at our principal executive offices. Our Corporate Secretary will forward all such correspondence to the Board of Directors, individual members of the Board of Directors or applicable chair persons of any Committee of the Board of Directors, as appropriate and as directed in the communication, unless the communication is unduly hostile, threatening or illegal.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our Directors, Executive Officers and any persons holding more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. All applicable acquisitions and dispositions of Common Stock, including grants of options under our Directors’ Incentive Plan, the 1992 Long-Term Incentive Plan and the 1998 Stock Incentive Plan in 2004, were filed on a timely basis for the year 2004.

Audit Committee Report

Pursuant to rules adopted by the Securities and Exchange Commission designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Company’s Board of Directors submits the following report:

Audit Committee Report to Stockholders

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors and held eight meetings in 2004. A copy of the charter has been filed as Appendix A to our proxy statement for our 2004 annual meeting filed on April 29, 2004 and is also available on our website at http://www.celgene.com under the “Investor Relations” link in the “Corporate Governance” section.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and the assessment of the Company’s internal control over financial reporting in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues including the confidential, anonymous submission by employees of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2004 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K, as amended by its Form 10-K/A, for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE

Walter L. Robb, Ph.D., Chairman
Gilla Kaplan, Ph.D.
Arthur Hull Hayes, Jr., M.D.
Michael D. Casey

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE NOMINEES

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth information about the compensation paid, or payable, by us for services rendered in all capacities to our Chief Executive Officer and each of our most highly paid executive officers who earned more than $100,000, for each of the last three fiscal years in which such officers were executive officers for all or part of the year.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options #	All Other Compensation ($)
John W. Jackson	2004	770,000	924,000	204,800	(1)	0	350,000	0	(2)
Chairman and	2003	690,313	1,131,606	187,578	(1)	0	500,000	13,390	(2)
Chief Executive Officer	2002	531,562	525,582	149,250	(1)	0	650,000	13,390	(2)

Sol J. Barer, Ph.D.	2004	616,000	554,400	135,500	(1)	0	210,000	0
President and	2003	552,250	678,964	124,400	(1)	0	315,000	0
Chief Operating Officer	2002	425,250	300,333	102,000	(1)	0	385,000	0

Robert J. Hugin	2004	539,000	388,080	93,150	(1)	0	140,000	0
Sr. V. P. & Chief	2003	483,219	475,275	86,794	(1)	0	227,500	0
Financial Officer	2002	372,094	210,233	71,625	(1)	0	272,400	0

(1)	Reflects value of matching contributions under our 401(k) plan and the non-qualified deferred compensation plans.

(2)	Reflects the imputed value of life insurance premiums relating to our “split-dollar” insurance policy for Mr. Jackson that was terminated in 2004 to comply with the provisions of the Sarbanes-Oxley Act of 2002.

Employment Agreements and Termination of Employment Arrangements

John W. Jackson, Sol J. Barer and Robert J. Hugin (each an (“Executive”) are employed pursuant to substantially similar employment agreements (the “Employment Agreements”). On May 1, 2003 we entered into new three-year Employment Agreements with each of the Executives (each expiring on May 1, 2006). The Employment Agreements provide Messrs. Jackson, Hugin and Dr. Barer with an initial base salary (which from time to time may be increased by the Board of Directors, or a committee thereof), and which is currently $780,000, $624,000 and $546,000, respectively. In addition, each of the Employment Agreements provides for an annual target bonus which is currently 100%, 75% and 60%, respectively, of each Executive’s base salary measured against objective criteria to be determined by the Board of Directors, or a committee thereof. The Employment Agreements also provide that Messrs. Jackson, Hugin and Dr. Barer are entitled to continue to participate in all group health and insurance programs (and all other fringe benefit or retirement plans which are generally available to our employees). Each of the Employment Agreements provides that if an Executive is terminated by us without cause or due to an Executive’s disability, he shall be entitled to receive a lump sum payment in an amount equal to the Executive’s annual base salary and a pro rata share of the Executive’s annual target bonus. Upon the occurrence of a change in control (as defined in the Employment Agreements) and thereafter, each Employment Agreement provides that if (a) at any time within one year of a change in control an Executive’s employment is terminated by us without cause or for disability or by an Executive for good reason (as defined in the Employment Agreement) or (b) at any time within 90 days prior to a change in control, an Executive’s employment is terminated by us without cause or by an Executive for good reason, the Executive shall be entitled to receive: (i) a lump sum payment in an amount equal to (a) three times the Executive’s base salary plus (b) three times the Executive’s highest annual bonus within the three years prior to the change in control; (ii) any accrued benefits; (iii) payment of health and welfare premiums for the Executive and his dependants for a maximum of three years; and (iv) full and immediate vesting of all stock options and equity awards; provided, however, that such payment shall be reduced by any payments made to the Executive prior to the change in control on account of the Executive’s termination. Each Employment Agreement also provides that an Executive shall be entitled to receive a gross-up payment on any payments made to an Executive that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, except that a gross-up will not be made if the payments made to an Executive do not exceed 105% of the greatest amount that could be paid to an Executive such that the receipt of payments would not give rise to the excise tax. Each Executive is subject to a non-compete provision which applies during the period Executive is employed by us and until the first anniversary of the date an Executive’s employment terminates (the non-compete provision applies to the second anniversary of the date an Executive’s employment terminates if Executive receives change in control payments and benefits).

Stock Option Grants for Fiscal 2004

The following table provides information concerning grants of stock options to the following named executive officers during the 2004 fiscal year.

OPTION GRANTS DURING FISCAL 2004

	Date of	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value Assumed Annual Rates of Price Appreciation for Option Term
Name	Grant	Granted (1)	2004 (2)	Per Share	Date	5%	10%
John W. Jackson	10/05/04	50,000	1.2%	$30.98	10/05/14	$974,158	$2,468,707
	07/06/04	50,000	1.2%	$28.33	07/06/14	$890,672	$2,257,138
	04/06/04	50,000	1.2%	$26.19	04/06/14	$823,380	$2,086,607
	01/21/04	200,000	4.9%	$22.25	01/21/14	$2,798,581	$7,092,154

Sol J. Barer, Ph.D.	10/05/04	30,000	*	$30.98	10/05/14	$584,495	$1,481,224
	07/06/04	30,000	*	$28.33	07/06/14	$534,403	$1,354,283
	04/06/04	30,000	*	$26.19	04/06/14	$494,028	$1,251,964
	01/21/04	120,000	2.9%	$22.25	01/21/14	$1,679,149	$4,255,292

Robert J. Hugin	10/05/04	20,000	*	$30.98	10/05/14	$389,663	$987,483
	07/06/04	20,000	*	$28.33	07/06/14	$356,269	$903,855
	04/06/04	20,000	*	$26.19	04/06/14	$329,352	$834,643
	01/21/04	80,000	2.0%	$22.25	01/21/14	$1,119,432	$2,836,862

*	Less than one percent (1%)

(1)	All options granted in 2004 were granted pursuant to our 1998 Stock Incentive Plan. The grants to Mr. Jackson, Dr. Barer and Mr. Hugin are vested in annual increments of 33 1/3% of each total grant, beginning on the date of grant. All options were granted at the fair market value of Common Stock on the effective date of grant.

(2)	The total number of options granted to employees in 2004 was 4,073,768.

Option Exercises and Values for Fiscal 2004

The following table sets forth information for each of the named executive officers with respect to the value of options exercised during the year ended December 31, 2004, and the value of outstanding and unexercised options held as of December 31, 2004. There were no stock appreciation rights exercised during 2004 and none were outstanding as of December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised in-the-Money Options at December 31, 2004(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable(3)	Unexercisable	Exercisable(3)	Unexercisable
John W. Jackson	—	—	3,283,640	—	$42,724,082	—
Sol J. Barer, Ph.D.	24,480	$477,337	2,231,044	—	$31,939,703	—
Robert J. Hugin	38,400	$879,198	1,593,200	—	$23,143,595	—

(1)	Represents the difference between the average high and low trading price of the Common Stock on the NASDAQ National Market on the date the shares were acquired upon exercise and the exercise price of the options exercised multiplied by the number of shares acquired upon exercise.

(2)	Represents the difference between the closing market price of the Common Stock as reported by NASDAQ on December 31, 2004 of $26.52 per share and the exercise price per share of the in-the-money options multiplied by the number of shares underlying the in-the-money options.

(3)	Represents vested options under the 1992 Long-Term Incentive Plan and vested and unvested options under the 1998 Stock Incentive Plan, which may be exercised under the provisions of each of the plans. Shares of stock underlying unvested options which may be acquired upon exercise of such option (with a value of in-the-money options of $2,009,678.90 for Mr. Jackson, $1,254,369.42 for Dr. Barer and $892,880.76 for Mr. Hugin) may not be sold until such options are fully vested.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes shares of our Common Stock to be issued upon exercise of options, the weighted-average exercise price of outstanding options and options available for future issuance pursuant to our equity compensation plans as of December 31, 2004:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Remaining Available Number of Securities For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	23,939,754	$15.51	1,823,735
Equity compensation plans not approved by security holders	1,539,256	$8.15	97,664
Total	25,476,010	$15.07	1,921,399

The Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, or the Qualified Plan, has not been approved by our stockholders. As a result of our acquisition of Anthrogenesis in December of 2002, we acquired the Qualified Plan and the Anthrogenesis Non-Qualified Recruiting and Retention Stock Option Plan, or the Non-Qualified Plan. No future awards will be granted under the Non-Qualified Plan. The Qualified Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment. The exercise price of any stock option granted under the Qualified Plan may not be less than the fair market value of the Common Stock on the date of grant. In general, each option granted under the Qualified Plan vests evenly over a four-year period and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period is subject to certain acceleration provisions if a change in control occurs. No award will be granted under the Qualified Plan on or after December 31, 2008.

Compensation Committee Report

The Compensation Committee annually reviews the performance and total compensation package and policies for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the 1986 Stock Option Plan, the 1992 Long-Term Incentive Plan, the 1998 Stock Incentive Plan and the Non-Qualified Deferred Compensation plans. The Compensation Committee also reviews the compensation and benefits of Non-Employee Directors. The Compensation Committee is composed solely of independent outside directors.

Executive Compensation Policies and Programs

Our executive compensation program is part of a company-wide program covering all employees. The program’s goals are to attract, retain and motivate employees, and it utilizes incentives such that employees and stockholders share in common goals. The compensation program is designed to link compensation to performance.

A portion of each employee’s compensation relates to the grant of stock options, and such grants are based on the successful attainment of strategic corporate, commercial and individual goals.

We do not have a pension plan (other than the 401(k) Plan) or other capital accumulation program. Grants of stock options are therefore of great importance to executives as well as all employees. Any long-term value to be derived from such grants will be consistent with stockholder gains.

On and after September 19, 2000, stock options granted to executives at the vice-president level and above contain a reload feature which provides that if (1) the optionee exercises all or any portion of the stock option (a) at least six months prior to the expiration of the stock option, (b) while employed by us or one of our affiliates and (c) prior to the expiration date of the 1998 Stock Incentive Plan and (2) the optionee pays the exercise price for the portion of the stock option so exercised or pays applicable withholding taxes by using Common Stock owned by the optionee for at least six months prior to the date of exercise, the optionee shall be granted a new stock option under the 1998 Stock Incentive Plan on the date all or any portion of the stock option is exercised to purchase the number of shares of Common Stock equal to the number of shares of Common Stock exchanged by the optionee to exercise the stock option or to pay withholding taxes thereon. The reload stock option will be exercisable on the same terms and conditions as apply to the original stock option except that (x) the reload stock option will become exercisable in full on the day that is six months after the date the original stock option is exercised, (y) the exercise price shall be the fair market value (as defined in the 1998 Stock Incentive Plan) of Common Stock on the date the reload stock option is granted and (z) the expiration of the reload stock option will be the date of expiration of the original stock option. An optionee may not reload the reload stock option unless otherwise permitted by the Compensation Committee. Stock options granted after October 1, 2004 do not contain any reload feature.

Executive and employee compensation includes salary, bonus payments, employment-related benefits and incentive compensation:

Salary.  Salaries are intended to be competitive relative to the biotechnology and pharmaceutical industries — industries in which we compete for our highly skilled talent. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and market-wide changes in salaries for comparable positions and qualifications.

Bonus Plan.  Our total cash compensation, in addition to base salaries, includes annual bonus eligibility for executives and some other employee levels. The purpose of this compensation is to provide a variable compensation component for executives and employees who achieve annual corporate, business unit and individual goals. Individual goals are set annually based upon our corporate-wide objectives to focus and motivate employees to achieve key business targets and to create employee ownership. The Executive Bonus Plan for officers is based exclusively on achievement of our key performance measures established and approved by the Compensation Committee of the Board of Directors.

Deferred Compensation.  Certain designated executives may elect to defer the receipt of a portion of their base salary and bonuses, the receipt of restricted stock and the delivery of stock option gains to our Non-Qualified Deferred Compensation plans, an unfunded non-qualified deferred compensation arrangement. We make a matching contribution to the Non-Qualified Deferred Compensation plans on behalf of certain executives in the plan at a rate specified by the Compensation Committee.

Benefits.  All employees are eligible for similar benefits, such as medical, dental, vision, disability and life insurance.

Incentive Compensation.  A stock incentive program is established annually. The purpose of this program is to provide financial incentives to executives and employees to achieve annual corporate, business unit and individual goals. The stock incentive program also aligns executive and employee interests with those of stockholders by using grants of stock options. Such grants vest over time, thereby encouraging continued employment with us. The size of grants is tied to comparable biotechnology industry practices. To determine such comparative data, we rely on outside compensation consultants and third-party industry surveys. Stock option grants are made on a quarterly basis.

Under our 2004 incentive program, it was agreed that we would grant at a future date options to purchase shares of Common Stock, subject to the achievement of certain 2004 goals. A similar incentive program has been designed for 2005 based on attainment of corporate, business unit and individual goals. The program is open to all regular full-time employees with at least three months of service, other than our executive officers.

In 2003, we established a performance incentive program under our 1998 Stock Incentive Plan, which is a long-term program, designed to provide key officers and executives with specified incentive opportunities contingent upon achievement of pre-established corporate performance objectives and continued employment. The goals of the program are to create focus on key long-term objectives over time while creating a retention vehicle to ensure management continuity in key functional areas. The 2004 performance cycle began on January 1, 2004 and will end on December 31, 2006, referred to as the 2004 Cycle. In addition, the 2005 performance cycle began on January 1, 2005 and will end on December 31, 2007, referred to as the 2005 Cycle. Performance measures for the 2004 Cycle are based on the following components: 25% on earnings per share, 25% on net income and 50% on revenue.

For the 2004 Cycle and the 2005 Cycle, performance awards are expressed as a percentage of base salary. While such awards are denominated in cash, it is anticipated that they will be payable in the form of shares (converted from cash at the time of payment), although the Compensation Committee reserves the right to use cash. It is also anticipated that each named Executive Officer will participate in the performance incentive program.

Chief Executive Officer Compensation.  Mr. Jackson received a salary of $770,000 for 2004. Mr. Jackson also received a bonus of $924,000 for 2004. Mr. Jackson’s bonus is based solely on the achievement of key performance objectives for our company that were approved and measured by the Compensation Committee of the Board of Directors. Factors considered in determining Mr. Jackson’s bonus included the successful attainment of certain revenue and earnings targets, and several important milestones in the development of our products, as well as comparisons to total compensation packages of chief executive officers at corporations within our industry that are of comparable size.

Policy with Respect to Compensation Deductibility. Our policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of us and our stockholders. However, we reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate.

Members of the Compensation Committee:

Richard C.E. Morgan, Chairman
Frank T. Cary
Jack L. Bowman

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Richard C.E. Morgan, Chairman, Frank T. Cary and Jack L. Bowman. Each is an independent outside director. There were no interlocks among any of the members of the Compensation Committee and any of our executive officers.

Performance Graph

The following graph shows changes over the past five years in the value of $100 invested in: 1) our Common Stock; 2) the Standard & Poor’s 500 Index; 3) the NASDAQ Stock Market (U.S.) Index; and 4) the NASDAQ Pharmaceutical Index.

The graph shows the value of $100 invested on December 31, 1999 in our Common Stock or in one of the indexes, as applicable, including reinvestment of dividends, at December 31 for each of 1999–2004.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG CELGENE CORPORATION, THE S & P 500 INDEX,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ
PHARMACEUTICAL INDEX

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
CELGENE CORPORATION	100.00	139.29	136.80	92.01	192.34	227.40
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
NASDAQ STOCK MARKET (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
NASDAQ PHARMACEUTICAL	100.00	120.50	109.11	72.38	104.08	111.76

*	$100 INVESTED ON 12/31/99 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

PROPOSAL TWO:
APPROVAL OF THE AMENDMENT
TO THE 1998 STOCK INCENTIVE PLAN

Our stockholders are asked to approve an amendment to our 1998 Stock Incentive Plan, which was approved by the Board of Directors on April 13, 2005, subject to stockholder approval, that would increase the aggregate number of shares of our Common Stock that may be subject to awards thereunder from 25,000,000 to 31,000,000, and to decrease the number of shares that may be used for restricted stock or performance awards denominated in shares of Common Stock from 1,700,000 to 750,000. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment to the 1998 Stock Incentive Plan.

The Board of Directors also amended the 1998 Stock Incentive Plan to incorporate certain miscellaneous changes that do not legally require stockholder approval, including: (i) to provide a minimum vesting schedule of one year for restricted stock and performance awards (and accelerated vesting in limited circumstances); (ii) to provide that stock appreciation rights granted on or after January 1, 2005, may be settled only in Common Stock (in order to avoid adverse tax consequences under recent changes to “non-qualified deferred compensation plans”); (iii) to provide that stock options granted on or after October 1, 2004 may not contain a reload feature (which grants additional options upon exercise of the original Option); and (iv) to amend the definition of “committee” to comply with NASD rules.

Selected Related Securities† Data	As of 3/31/05
Total Options Outstanding*	24,425,605
Weighted Average Strike Price	$15.62
Weighted Average Remaining Life (Yrs)	6.5
Total Options available for grant under all plans	1,185,686

*	The following number of shares of our Common Stock are currently available for grants under our various equity incentive plans: 1998 Stock Incentive Plan — 890,347; Directors’ Incentive Plan — 220,600; the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan — 74,739.

†	$400.0 million of unsecured convertible notes are convertible into 16,511,840 shares of our common stock at a conversion price of approximately $24.225 per share.

Background of the Proposal to Amend the 1998 Stock Incentive Plan

As of March 31, 2005, options to purchase 26,982,292 shares of Common Stock have been granted under the 1998 Stock Incentive Plan (including 2,872,639 shares that were subject to awards that expired and became available for awards again) at exercise prices based on the fair market value of the shares of our Common Stock ranging from $2.6042 to $35.0000. As of April 28, 2005, the closing price of a share of Common Stock was $38.17.

The Board of Directors believes that stock ownership by employees provides performance incentives and fosters long-term commitment to our benefit and the benefit of our stockholders. As of March 31, 2005, only 890,347 shares remain available for future grants to our employees out of the aggregate of 25,000,000 shares of Common Stock authorized for grants under the 1998 Stock Incentive Plan. Although we maintain various stock option plans, shares available for option grants under those plans cannot be used for option grants under the 1998 Stock Incentive Plan. For example, under the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, which presently has 74,739 shares available for future option grants, options may only be used for employees of the Cellular Therapeutics Division; under the Directors’ Incentive Plan (with only 220,600 shares remaining for future grants), options are only available for grants to Non-Employee Directors; and no future options will be granted out of the 453,010 shares remaining in the Signal Pharmaceuticals, Inc. 2000 Equity Incentive Plan, under which options in the past had been granted to certain employees of the San Diego Research Division. The Board of Directors believes that the increase will provide an adequate reserve of shares of Common Stock under the 1998 Stock Incentive Plan to allow us to compete successfully with other companies in attracting and retaining valuable employees. Accordingly, the Board of Directors recommends that stockholders approve the amendment to the 1998 Stock Incentive Plan to increase the aggregate number of shares of our Common Stock that may be subject to awards as described below. The following is a brief summary of the principal provisions of the 1998 Stock Incentive Plan, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the 1998 Stock Incentive Plan, a copy of which may be obtained upon written request to us at our principal business address.

While we do not have a history of repricing stock options, in recognition of recent trends in corporate governance, we have a policy that we will not, without stockholder approval, either (i) reduce the exercise price of an outstanding stock option, or (ii) simultaneously cancel stock options for which the exercise price exceeds the then current fair market value of the underlying Common Stock and grant a new stock option with an exercise price equal to the then current fair market value of the underlying current stock.

Summary of the 1998 Stock Incentive Plan.

Purpose; Eligibility.  The purpose of the 1998 Stock Incentive Plan is to enable us and our affiliates to attract, retain and motivate key employees who are important to our success and growth, and to strengthen the mutuality of interests between such individuals and our stockholders by granting such individuals stock-based incentives and other equity interests in us.

Administration.  The 1998 Stock Incentive Plan is administered by the Compensation Committee or such other committee or subcommittee appointed from time to time by the Board (referred to as the “Committee”), which is intended to consist of two or more Non-Employee Directors, each of whom will be, to the extent required by Rule 16b-3 under the Exchange Act, Section 162(m) of the Code and NASD Rules, a non-employee director as defined in Rule 16b-3, an outside director as defined under Section 162(m) of the Code and an independent director as defined under NASD Rule 4200(a)(15) (referred to as the Committee). If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, the validity of the awards, grants, interpretation or other actions of the Committee will not be affected. The Committee has the full authority to select those individuals eligible to receive awards and the amount and type of awards. Terms and conditions of awards will be set forth in written grant agreements, the terms of which will be consistent with the terms of the 1998 Stock Incentive Plan. Awards under the 1998 Stock Incentive Plan may not be made on or after the tenth anniversary of the date of its adoption, but awards granted prior to such date may extend beyond that date.

Types of Awards.  The 1998 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance-based awards.

Stock Options.  Options may be in the form of incentive stock options or non-qualified stock options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years, provided, however, that the term of an incentive stock option granted to a 10% stockholder shall not exceed five years), the exercise price per share of stock subject to the option, the vesting schedule (if any) and the other material terms of the option. No stock option may have an exercise price less than the fair market value (as defined in the 1998 Stock Incentive Plan) of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value of the Common Stock).

The exercise price upon exercise may be paid in cash, shares of Common Stock owned by the recipient for at least six months and for which the recipient has good title free and clear of any liens or encumbrances or, if the Common Stock is traded on a national securities exchange, to the extent permitted by law, through the delivery of irrevocable instructions to a broker to deliver to us an amount equal to the exercise price. The Committee may also provide, at the time of grant, that the shares to be issued upon the exercise of a stock option be in the form of restricted stock or may, in the stock option agreement, reserve a right to do so after the time of grant.

Stock Appreciation Rights or SARs.  The Committee may grant SARs either with a stock option, referred to as Tandem SARs, or independent of a stock option, referred to as Non-Tandem SARs. An SAR is a right to receive a payment in Common Stock, equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the reference price per share of Common Stock established in connection with the grant of the SAR. The reference price per share covered by an SAR will be the per share exercise price of the related option in the case of a Tandem SAR and will be the per share fair market value of Common Stock on the date of the grant in the case of a Non-Tandem SAR. The Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a Change in Control (as defined in the 1998 Stock Incentive Plan) or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

Restricted Stock.  The Committee may award shares of restricted stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender such shares. Unless otherwise determined by the Committee at grant, the payment of dividends, if any, shall be deferred until the date that the relevant share of restricted stock vests.

Recipients of restricted stock are required to enter into a restricted stock award agreement with us which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of performance goals and such other factors as the Committee may determine in its sole discretion, or a combination thereof, the Committee may provide for the lapse of such restrictions in installments in whole or in part or may accelerate or waive such restrictions at any time. If the lapse of the relevant restriction is based on the attainment of performance goals, the Committee shall establish the goals, formulae or standards and the applicable vesting percentage for the restricted stock awards applicable to recipients. Restricted stock may also be granted based upon the attainment of performance goals.

Restricted stock is subject to a minimum vesting schedule of one year, except that unvested restricted stock will become vested upon retirement, disability, death, involuntary termination of employment without cause or a change in control.

Performance-Based Awards.  The Committee may award Common Stock and other awards (including awards of cash) that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock or the attainment of pre-established performance goals, or Performance Awards. Performance Awards are subject to a minimum vesting schedule of one year, except that unvested Performance Awards become vested upon retirement, disability, death, involuntary termination of employment without cause or a change in control.

Performance Awards may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, or restricted stock. Performance Awards may be paid in Common Stock, restricted stock or cash as the Committee may determine at grant and they will be subject to such other terms and conditions as the Committee may prescribe, including the attainment of performance goals established by the Committee for a specified performance period (which period may not exceed three years). These awards may be designed to comply with Section 162(m) of the Code so as to preserve the tax deductibility of such awards.

If the awards are intended to comply with Section 162(m) of the Code, the performance goals will be based on one or more of the following criteria: (i) revenues, income before income taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of, or other specified objectives with regard to our bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders’ equity; (viii) economic value-added targets; (ix) fair market value of the shares of Common Stock; (x) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; (xi) filing of a new drug application or the approval of such application by the U.S. Food and Drug Administration; (xii) launch of a new drug; (xiii) research and development milestones; (xiv) successful completion of clinical trial phases or (xv) level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs. In addition, such performance goals may be based upon the attainment of specified levels of our (or our subsidiary, division or other operational unit) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

Amendment and Termination.  The 1998 Stock Incentive Plan provides that it may be amended, in whole or in part, suspended or terminated by the Board of Directors, except that no such amendment, suspension or termination will be made without stockholder approval to the extent such approval is required by any exchange or system on which our securities are listed or traded, applicable state law, the exception for performance-based compensation under Section 162(m) of the Code or Section 422 of the Code (with respect to ISOs).

Share and Other Limitations.  As currently in effect, a maximum of 25,000,000 shares of Common Stock may be issued or used for reference purposes pursuant to the 1998 Stock Incentive Plan, as amended, although only 1,700,000 shares may be issued or used for reference purposes for restricted stock or performance awards denominated in Common Stock. If this Proposal is approved by stockholders, a maximum of 31,000,000 shares of Common Stock may be issued or used for reference purposes and a maximum of 750,000 shares of Common Stock may be issued or used for reference purposes for restricted stock or performance awards denominated in Common Stock.

The maximum number of shares of Common Stock subject to stock options, SARs or Performance Awards denominated in shares of Common Stock that may be granted to any individual under the 1998 Stock Incentive Plan shall be 1,500,000 for any fiscal year (or, with respect to Performance Awards, pro-rated if the performance period is less than three consecutive fiscal years) during the term of the 1998 Stock Incentive Plan. The maximum payment under any Performance Award denominated in cash shall be $4,000,000 for any fiscal year (pro-rated if the performance period is less than three consecutive fiscal years). If an SAR or a limited SAR is granted in tandem with a stock option, it shall apply against the individual limits for both stock options and SARs, but only once against the maximum number of shares available under the 1998 Stock Incentive Plan. To the extent that shares of Common Stock for which stock options or SARs are permitted to be granted to a recipient during a calendar year are not covered by a grant of a stock option or an SAR during the calendar year, such shares of Common Stock shall not be available for grant or issuance to the recipient in any subsequent calendar year during the term of the 1998 Stock Incentive Plan.

The Committee may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the 1998 Stock Incentive Plan to reflect any change in our capital structure or business, stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Change in Control.  Unless determined otherwise by the Committee at the time of grant, upon a Change in Control (as defined in the 1998 Stock Incentive Plan), all vesting and forfeiture conditions, restrictions and limitations in effect with respect to any outstanding award will immediately lapse and any unvested awards will automatically become 100% vested. However, unless otherwise determined by the Committee at the time of grant or thereafter, no acceleration of exercisability shall occur with regard to certain stock options that the Committee reasonably determines in good faith prior to a Change in Control will be honored or assumed or new rights substituted therefor by a recipient’s employer immediately following the Change in Control. The Committee may also, in its sole discretion, provide for accelerated vesting of an award at any time.

Transferability.  Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Committee may determine at the time of grant or thereafter that a non-qualified stock option that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. If a non-qualified stock option is transferable, it is anticipated that the options may be transferred solely to immediate family members or trusts, partnerships or other family entities and, to the extent permitted by the Committee, to charitable organizations.

Certain U.S. Federal Income Tax Consequences.

The rules concerning the federal income tax consequences with respect to stock options granted pursuant to the 1998 Stock Incentive Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences; it does not set forth any state or local income tax or estate tax consequences that may be applicable.

Incentive Stock Options.  Options granted under the 1998 Stock Incentive Plan may be incentive stock options as defined in the Code, provided that such options satisfy the requirements under the Code. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to us. The sale of Common Stock received pursuant to the exercise of an option which satisfied all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the exercise price and will not result in a tax deduction to us. To receive incentive stock option treatment, the optionee must not dispose of the Common Stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted or (ii) within one year after the date of exercise.

If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Common Stock, but, in general, any gain (in an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise (or, with respect to officers, the date that sale of such stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price or (ii) the amount realized on the disposition minus the exercise price) is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee’s holding period for the stock disposed of. The Company generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

The 1998 Stock Incentive Plan provides that an optionee may pay for Common Stock received upon the exercise of an option (including an incentive stock option) with other shares of Common Stock held for at least six months. In general an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

Non-Qualified Stock Options.  An optionee will realize no taxable income at the time he or she is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised, provided the Common Stock issued is not restricted stock. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the exercise price. The optionee’s holding period with respect to the shares acquired will begin on the date of exercise.

The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either a long-term or short-term capital gain or loss, depending on the optionee’s holding period for the stock disposed of. If the Common Stock issued is restricted stock, different rules may apply. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company generally will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option.

Certain Other Tax Issues.  In addition, (i) any of our officers subject to Section 16(b) liability may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation); (iii) in the event that the exercisability or vesting of any award is accelerated because of a Change in Control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iv) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period and the plan under which the options are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The 1998 Stock Incentive Plan is intended to satisfy these requirements with respect to options and certain Performance Awards. Awards of restricted shares generally do not satisfy, and certain other Performance Awards may not satisfy, the exception for performance-based compensation under Section 162(m) of the Code.

The 1998 Stock Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1998 Stock Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

New Plan Benefits

The table below presents certain information with respect to new options to be granted under the 1998 Stock Incentive Plan (subject to approval by stockholders of the amendment to the 1998 Stock Incentive Plan) to our Chief Executive Officer and other executive officers (for whom executive compensation information is provided under the section entitled “Executive Compensation and Other Information”) as follows:

Name and Position	Dollar Value ($)	Number of Shares Underlying Options
John W. Jackson, Chief Executive Officer	(1)	(2)
Sol J. Barer, Ph.D., President and Chief Operating Officer	(1)	(2)
Robert J. Hugin, Senior Vice President and Chief Financial Officer	(1)	(2)
All Executive Officers as a Group	(1)	(2)
Non-Executive Directors as a Group	(3)	(3)
Non-Executive Officer Employees as a Group	(4)	(4)

(1)	Options are to be granted at the fair market value of the underlying shares of Common Stock on the effective date of the grant, with a ten-year expiration date for each option.

(2)	We anticipate that options may be granted to the named individual under the 1998 Stock Incentive Plan on a quarterly basis. However, the amount of options that may be granted to the named individual are based upon various prospective factors and cannot be determined at this time.

(3)	Non-executive directors do not participate in the 1998 Stock Incentive Plan and are not qualified to receive any benefits thereunder.

(4)	No new options have been granted at this time to any employees. Because the grant of awards under the 1998 Stock Incentive Plan will be based upon prospective factors including the nature of services to be rendered by our key employees and officers and employees and officers of our affiliates, and their potential contributions to our success, actual awards to be granted under the 1998 Stock Incentive Plan cannot be determined at this time.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE NOMINEES

PROPOSAL THREE:
APPROVAL OF THE AMENDMENT TO
THE 1995 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN

Our stockholders are asked to approve an amendment to our Directors’ Incentive Plan which was approved by the Board of Directors, effective as of April 5, 2005, subject to stockholder approval, that would increase the aggregate number of shares of our Common Stock that may be subject to options from 3,600,000 to 3,850,000, and to extend the period under which options may be granted and from April 5, 2005 to June 30, 2015. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the amendment of the Directors’ Incentive Plan.

Selected Related Securities† Data	As of 3/31/05
Total Options Outstanding*	24,425,605
Weighted Average Strike Price	$15.62
Weighted Average Remaining Life (Yrs)	6.5
Total Options available for grant under all plans	1,185,686

*	The following number of shares of our Common Stock are currently available for grants under our various equity incentive plans: 1998 Stock Incentive Plan — 890,347; Directors’ Incentive Plan — 220,600; the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan — 74,739.

†	$400.0 million of unsecured convertible notes are convertible into 16,511,840 shares of our common stock at a conversion price of approximately $24.225 per share.

Background of the Proposal to Amend the Directors’ Incentive Plan

Under the current Directors’ Incentive Plan, options may be granted through April 5, 2005. The amendment would extend the term of the Directors’ Incentive Plan to June 30, 2015.

As of March 31, 2005, options to purchase 3,399,400 shares of Common Stock have been granted under the Directors’ Incentive Plan (including 20,000 shares that were subject to awards that expired and became available for awards again) at exercise prices based on the fair market value of the shares of our Common Stock ranging from $1.1875 to $33.8700. As of March 31, 2005, 220,600 shares remain available for future grants to our Non-Employee Directors out of the aggregate of 3,600,000 shares of Common Stock authorized for grant under the Directors’ Incentive Plan. As of April 28, 2005 the closing price of a share of Common Stock was $38.17.

The Directors’ Incentive Plan is designed to provide a means of giving existing and new Non-Employee Directors an increased opportunity to acquire an investment in our company, thereby maintaining and strengthening their desire to remain with our Board of Directors and stimulating their efforts on our behalf. It is also expected that the Director’s Incentive Plan will encourage qualified persons to become future directors. Accordingly, the Board of Directors recommends that stockholders approve the amendment to the Directors’ Incentive Plan to extend the term. The following is a brief summary of the principal provisions of the Directors’ Incentive Plan, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Directors’ Incentive Plan, a copy of which may be obtained upon written request to us at our principal business of address.

Summary of the Directors’ Incentive Plan

Share Limitations.  The Directors’ Incentive Plan currently provides for the granting of non-qualified options to purchase an aggregate of not more than 3,600,000 shares (subject to adjustment in certain circumstances) of Common Stock to Non-Employee Directors.

The Directors’ Incentive Plan was adopted by our Board of Directors on April 5, 1995, and approved by our stockholders at the 1995 annual meeting of stockholders. The stockholders previously approved amendments to the Directors’ Incentive Plan to increase the number of shares of our Common Stock that may be issued upon exercise of options granted thereunder. Most recently, at our annual meeting held in 1999, the Directors’ Incentive Plan was amended to increase the number of shares of our Common Stock that may be issued upon exercise of options granted thereunder from 2,100,000 shares to 3,600,000 shares, as adjusted for the Splits.

If this Proposal is approved by stockholders, a maximum of 3,850,000 shares of our Common Stock will be available to grant non-qualified options.

Automatic Option Grants.  Under the Directors’ Incentive Plan, each new Non-Employee Director upon the date of his or her election or appointment is granted a non-qualified option to purchase 20,000 shares of Common Stock. These initial options vest in four equal annual installments commencing on the first anniversary of the date of grant, assuming the Non-Employee Director remains a director of our company.

Each Non-Employee Director currently also receives non-qualified options to purchase 3,750 shares of Common Stock per quarter (15,000 shares annually). These options vest in full on the first anniversary of the date of the grant, assuming the Non-Employer Director is a director of our company on that date.

The Directors’ Incentive Plan also provides for a discretionary grant upon the date of each annual meeting of an additional option to purchase up to 5,000 shares to a non-employee director who serves as a member (but not a chairman) of a committee of the Board of Directors and up to 10,000 shares to a non-employee director who serves as the chairman of a committee of the Board of Directors.

Option Terms.  All options granted pursuant to the Directors’ Incentive Plan, as amended, will expire no later than 10 years from the date of grant and no options may be granted after April 5, 2005 (or June 30, 2015, if this Proposal is approved by stockholders). If a Non-Employee Director terminates his or her service on the Board of Directors for any reason, options that were exercisable on the date of termination and that have not expired may be exercised at any time until the date of expiration of such options. In addition, if there is a change of control and within two years after such change of control a director ceases to be a Non-Employee Director for any reason, or is not nominated for election by our stockholders, all unvested portions of a stock option will automatically vest.

Transferability.  Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Board of Directors may determine at the time of grant or thereafter that a stock option that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Board of Directors. If a stock option is transferable, it is anticipated that the options may be transferred solely to immediate family members or trusts, partnerships or other family entities and, to the extent permitted by the Board of Directors, to charitable organizations.

Administration.  The Directors’ Incentive Plan is administered by our Board of Directors which has the full and final authority to interpret the Directors’ Incentive Plan and to adopt and amend such rules and regulations for the administration of the Directors’ Incentive Plan as the Board may deem desirable. In addition, the Board of Directors has the right to amend, suspend, or terminate the Directors’ Incentive Plan at any time; provided, however, that unless first duly approved by the holders of Common Stock entitled to vote thereon, no amendment or change may be made in the Directors’ Incentive Plan: (i) increasing the maximum number of shares for which options may be granted under the Directors’ Incentive Plan; (ii) reducing the purchase price previously specified for the shares subject to options; (iii) extending the period during which options may be granted or options exercised under the Directors’ Incentive Plan; or (iv) changing the class of persons eligible to receive options under the Directors’ Incentive Plan.

The Directors’ Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Directors’ Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code. Options granted under the Directors’ Incentive Plan are “non-qualified” stock options and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

Certain Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to stock options granted pursuant to the Directors’ Incentive Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences; it does not set forth any state or local income tax or estate tax consequences that may be applicable.

The options granted or to be granted under the Directors’ Incentive Plan do not and will not qualify as incentive stock options and are herein referred to as non-qualified stock options. An optionee will realize no income at the time he is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the exercise price. The optionee’s holding period with respect to the shares acquired will begin on the date of exercise.

The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either long term or short term capital gain or loss, depending on the optionee’s holding period for the stock disposed of.

In addition, any of our Non-Employee Directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their non-qualified options. A participant subject to Section 16(b) should consult his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and Section 83 of the Code and the regulations thereunder, the timing of income recognition is deferred to any period following exercise of an option (e.g., the six-month period following such exercise).

We will be entitled, subject to rules regarding reasonableness of compensation, to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option. The deduction will be allowed for our taxable year in which or with which ends the taxable year of the optionee in which such ordinary income is recognized.

New Plan Benefits

The table below presents certain information with respect to new options to be granted under the Directors’ Incentive Plan (subject to approval by stockholders of the amendment to the Directors’ Incentive Plan to extend the term thereunder) to our Non-Employee Directors as follows:

Name and Position	Dollar Value ($)	Number of Shares Underlying Options
John W. Jackson, Chief Executive Officer	(1)	(1)
Sol J. Barer, Ph.D., President and Chief Operating Officer	(1)	(1)
Robert J. Hugin, Senior Vice President and Chief Financial Officer	(1)	(1)
All Executive Officers as a Group	(1)	(1)
Non-Executive Directors as a Group	(2)	(3)(4)
Non-Executive Officer Employees as a Group	(1)	(1)

(1)	Our executive officers and other employees do not participate in the Directors’ Incentive Plan and are not qualified to receive any benefits thereunder.

(2)	Options are granted to our Non-Employee Directors at the fair market value of the underlying shares of Common Stock, with a ten-year expiration date for each option.

(3)	Subject to the approval by stockholders to amend the Directors’ Incentive Plan, we anticipate that options will be granted to our Non-Employee Directors under the Directors’ Incentive Plan as a group to purchase an aggregate 26,250 shares of Common Stock on a quarterly basis (105,000 shares of Common Stock annually).

(4)	The Directors’ Incentive Plan also provides for certain discretionary grants to Non-Employee Directors upon the date of each annual meeting in the amounts and under the circumstances as described in the section entitled “Director Compensation” under Proposal One. However, because these additional grants are discretionary and will be based upon various prospective factors, the actual awards or amounts thereof cannot be determined at this time.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF THIS PROPOSAL

PROPOSAL FOUR:  Registered Public Accounting Firm

The Board of Directors has appointed KPMG LLP, to serve as our independent registered public accounting firm, to audit our consolidated financial statements for the current year. The affirmative vote of a majority of the shares present and eligible to vote at the Annual Meeting is required for the ratification of the Board of Directors’ selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Representatives of KPMG LLP are expected to be present at the meeting of stockholders and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes fees billed to us by our independent registered public accounting firm for the fiscal years ended 2004 and 2003.

	2004	2003
Audit Fees	$963,390	$447,504
Audit-Related Fees	$134,875	$53,540
Tax Fees	$50,500	$166,292
All Other Fees	$0	$51,950

Audit Fees

Fees to KPMG LLP for audit services totaled approximately $963,390 (including expenses) in 2004, including fees associated with the 2004 annual audit, review of our quarterly reports on Form 10-Q for the year, the audit of internal controls over financial reporting and acquisition audit work. Fees for audit services to KPMG LLP totaled approximately $447,504 (including expenses) in 2003, including fees associated with the 2003 annual audit, as well as a review of our quarterly reports on Form 10-Q for the year and services rendered in connection with the filing of SEC registration statements and accounting and reporting consultations.

Audit-Related Fees

Fees to KPMG LLP for audit-related services totaled approximately $134,875 (including expenses) in 2004. In 2004, audit-related services consisted primarily of due diligence services, historical audits of an acquired entity in connection with a regulatory filing and audits of employee benefit plans. Fees to KPMG LLP for audit-related services totaled approximately $53,540 (including expenses) in 2003. In 2003, audit-related services consisted of audits of employee benefit plans.

Tax Fees

Fees to KPMG LLP for tax services, including tax compliance, tax advice and tax planning, were approximately $51,575 (including expenses) in 2004. Fees to KPMG LLP for tax services, including tax compliance, tax advice and tax planning, were approximately $166,292 (including expenses) in 2003.

All Other Fees

There were no fees to KPMG LLP for all other services in 2004. Fees to KPMG LLP for all other services totaled approximately $51,950 in 2003 and consisted of services rendered in connection with our filing of Form 5500 for various employee benefit plans.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee currently pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF THIS PROPOSAL

STOCKHOLDER PROPOSALS

Stockholders wishing to include proposals in the proxy material in relation to our annual meeting to be held in 2006 must submit the same in writing to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary, so as to be received at our executive office on or before January 10, 2006. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

Stockholders who intend to present a proposal at the 2006 annual meeting, without including such proposal in our Proxy Statement, must provide our Secretary with written notice of such proposal no later than April 16, 2006. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this Proxy Statement and the Annual Report is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the Proxy Statement and Annual Report who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (908) 673-9000 or by mail to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

OTHER MATTERS

Upon written request addressed to our Corporate Secretary at 86 Morris Avenue, Summit, New Jersey 07901 from any person solicited herein, we will provide, at no cost, a copy of our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2004.

Our Board of Directors does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

John W. Jackson
Chairman of the Board and
Chief Executive Officer

May 10, 2005

STOCKHOLDERS ARE REQUESTED TO FOLLOW THE INSTRUCTIONS PROVIDED IN THE ENCLOSED PROXY WITH RESPECT TO VOTING BY MAIL, PHONE OR INTERNET. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

AMENDMENT NUMBER FOUR
TO THE
CELGENE CORPORATION
1995 NON EMPLOYEE DIRECTORS’ INCENTIVE PLAN
(AMENDED AND RESTATED AS OF JUNE 22, 1999
AND AS FURTHER AMENDED)

     WHEREAS, the Celgene Corporation (the “Company”) maintains the Celgene Corporation 1995 Non Employee Directors’ Incentive Plan, as amended and restated as of June 22, 1999 and as further amended (the “Plan”);

     WHEREAS, pursuant to Article 11 of the Plan, the Board of Directors of the Company (the “Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

     WHEREAS, the Board desires to amend the Plan, effective as of April 5, 2005.

     NOW, THEREFORE, pursuant to Article 11 of the Plan, the Plan is hereby amended, subject to stockholder approval, effective as of April 5, 2005, as follows:

     1.   The first sentence of Section 3 of the Plan is amended in its entirety to read as follows:

“The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 3,850,000 shares of Common Stock, subject to adjustment as provided in Section 9.”

     2.   Section 12 of the Plan is amended in its entirety to read as follows:

“The Plan shall terminate upon the earlier to occur of (a) the adoption of a resolution of the Board termination the Plan, (b) June 30, 2015, and (c) April 5, 2005 if the Plan has not been approved by the Corporation’s stockholders at the 2005 Annual Meeting.”

Appendix B

AMENDMENT
TO THE
CELGENE CORPORATION
1998 STOCK INCENTIVE PLAN
(AMENDED AND RESTATED AS OF APRIL 23, 2003
AND AS FURTHER AMENDED)

        WHEREAS, the Celgene Corporation (the “Company”) maintains the Celgene Corporation 1998 Stock Incentive Plan, as amended and restated as of April 23, 2003 and as further amended (the “Plan”);

        WHEREAS, pursuant to Article 12 of the Plan, the Board of Directors of the Company (the “Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

        WHEREAS, the Board desires to amend the Plan, effective as of April 14, 2005.

        NOW, THEREFORE, pursuant to Article 12 of the Plan, the Plan is hereby amended, effective as of April 14, 2005, subject to stockholder approval in the case of paragraph 3 below, as follows:

     1.   The first sentence of Section 2.7 of the Plan is amended in its entirety to read as follows:

“ ‘Committee’ shall mean a Management Compensation and Development Committee or such other committee or subcommittee appointed from time to time by the Board, which shall be intended to consist of two (2) or more non-employee directors, each of whom shall be, to the extent required by Rule 16b-3 (as defined herein), a “non-employee director” as defined in Rule 16b-3 and, to the extent required by Section 162(m) of the Code and any regulations thereunder, an “outside director” as defined under Section 162(m) of the Code and to the extent required by NASD Rule 4200(a)(15) or such other applicable stock exchange rule, an ‘independent director.’ ”

     2.   Section 2.30 of the Plan is amended by adding the following language at the end thereof:

“Notwithstanding the foregoing, Stock Appreciation Rights granted on or after January 1, 2005 shall be settled solely in shares of Common Stock.”

     3.   The first sentence of Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which all Awards may be granted shall not exceed 31,000,000 shares (subject to any increase or decrease pursuant to Section 4.2); provided, however, that notwithstanding the foregoing, no more than 750,000 shares (subject to any increase or decrease pursuant to Section 4.2) shall be subject to Awards of Restricted Stock or Performance-Based Awards denominated in shares of Common Stock.”

     4.    Section 6.3(h) of the Plan is amended by adding the following language at the end thereof:

“Notwithstanding the foregoing, Stock Options granted on or after October 1, 2004 may not permit ‘reloads.’ ”

     5.   The first sentence of Section 7.3(a)(i) of the Plan is amended in its entirety to read as follows:

“The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under this Plan during a period set by the Committee (the “Restriction Period”) commencing with the date of such Award, as set forth in the Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock; provided, however, that shares of Restricted Stock shall be subject to a minimum vesting schedule of at least one year, subject to acceleration in the event of the Participant’s Retirement, Disability, death or involuntary termination without Cause.”

     6.   Section 9.2(b) of the Plan is amended in its entirety to read as follows:

“(b)  Vesting. Any Award under this Article 9 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion; provided, however, that such Awards and Common Stock shall be subject to a minimum vesting schedule of at least one year, subject to, subject to acceleration in the event of the Participant’s Retirement, Disability, death or involuntary termination without Cause.”

     7.   Section 9.2(c) of the Plan is amended in its entirety to read as follows:

“(c)  Waiver of Limitation. Subject to the limitations of Section 9.2(b), in the event of the Participant’s Retirement, Disability, death or involuntary termination without Cause, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article.”

CELGENE CORPORATION C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10031	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Celgene Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
CGENE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELGENE CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2), (3) and (4).
Vote On Directors

1.

PROPOSAL TO ELECT TEN DIRECTORS
01) John W. Jackson         06) Michael D. Casey
02) Sol J. Barer, Ph.D.      07) Arthur Hull Hayes, Jr., M.D.
03) Robert J. Hugin          08) Gilla Kaplan, Ph.D.
04) Jack L. Bowman         09) Richard C.E. Morgan
05) Frank T. Cary            10) Walter L. Robb, Ph.D.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.

				¡	¡	¡

Vote On Proposal							For	Against	Abstain

2.

To amend the 1998 Stock Incentive Plan to increase the number of shares that may be subject to awards granted thereunder from 25,000,000 to 31,000,000 and to decrease the number of shares that may be used for awards of restricted stock or performance-based awards denominated in shares of common stock from 1,700,000 to 750,000;

							¡	¡	¡

3.

To amend the 1995 Non-Employee Directors’ Incentive Plan to increase the number of shares that may be subject to options granted thereunder from 3,600,000 to 3,850,000, and to extend the period under which options may be granted until June 30, 2015;

							¡	¡	¡

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and						¡	¡	¡

5.	In their discretion, upon such other matters as may properly come before the meeting.

Note:

Please sign exactly as names appear on this proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by an authorized person.

		Yes	No

Please indicate if you plan to attend this meeting.		¡	¡
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

CELGENE CORPORATION
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints John W. Jackson, Sol J. Barer and Robert J. Hugin, and each of them, with power of substitution and resubstitution, to represent and to vote on behalf of the undersigned all of the shares of Celgene Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901 on Wednesday, June 15, 2005, beginning at 1:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the proposals listed on the reverse side, more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.